Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

DZS Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.001 par value per share	457(c); 457(h)	1,099,636 shares (2)	$13.69 (3)	$15,054,016.80	$0.0000927	$1,395.51
Total Offering Amounts					$15,054,016.80		$1,395.51
Total Fee Offsets							$0
Net Fee Due							$1,395.51

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of 1,099,636 additional shares issuable under the 2017 Incentive Award Plan of DZS Inc.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low sales price of the registrant’s common stock on the Nasdaq Global Select Market on March 8, 2022.